The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2019

Citigroup Global Markets Holdings Inc.	February , 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019—USNCH2033 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Autocallable Barrier Range Accrual Securities Contingent on the Worst Performing of Gerdau S.A. and Banco Bradesco S.A. Due March 2, 2022

▪	Variable coupon. The securities offered by this pricing supplement will pay a variable coupon on each coupon payment date at an annual variable coupon rate that may be as high as the contingent rate specified below or as low as 0%. The actual variable coupon rate for a given coupon payment date will equal the contingent rate multiplied by the percentage of elapsed days in the immediately preceding accrual period on which the closing value of each underlying exceeded its accrual barrier value. The amount of any variable coupon payment may be adversely affected by adverse movements in the closing value of either underlying, regardless of the performance of the other. The securities may pay low or no interest for extended periods of time or even throughout the entire term.

▪	Autocallable. The securities will be automatically called for redemption prior to maturity if the closing value of the worst performing underlying on any potential autocall date is greater than or equal to its initial underlying value.

▪	Contingent repayment of principal at maturity. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the closing value of the worst performing underlying on the final valuation date. If the closing value of the worst performing underlying on the final valuation date is greater than or equal to its final barrier value, you will be repaid the stated principal amount of your securities at maturity. However, if the closing value of the worst performing underlying on the final valuation date is less than its final barrier value, you will not be repaid the stated principal amount of your securities at maturity and instead will receive a number of underlying shares of the worst performing underlying (or, at our option, their cash value) that will be worth significantly less than the stated principal amount of your securities and may be worth nothing. You may lose up to all of your investment in the securities.

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per security

Underlying	Initial underlying value*	Accrual barrier value**	Final barrier value**	Equity ratio***
Gerdau S.A.	$4.05	$2.025	$2.025	246.914
Banco Bradesco S.A.	$11.87	$5.935	$5.935	84.246

* For each underlying, its closing value on the strike date

** For each underlying, 50% of its initial underlying value

*** For each underlying, the stated principal amount divided by its initial underlying value

Strike date:	February 22, 2019
Pricing date:	February 25, 2019
Issue date:	February 28, 2019
Final valuation date:	February 25, 2022, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier automatically redeemed, March 2, 2022
Payment at maturity:

Unless earlier automatically redeemed, at maturity you will receive, for each security you then hold (in addition to the final coupon payment, if any):

•    If the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its final barrier value: $1,000

•    If the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value:
a fixed number of underlying shares of the worst performing underlying on the final valuation date equal to its equity ratio (or, if we elect, the cash value of those shares based on its final underlying value)

If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value, you will receive underlying shares (or, in our sole discretion, cash) worth significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Coupon payments:

On each coupon payment date, you will receive a coupon payment at an annual rate equal to the variable coupon rate for that coupon payment date.  The variable coupon rate for any coupon payment date will be determined as follows:

contingent rate per annum ×	number of accrual days during the immediately preceding accrual period number of elapsed days during the immediately preceding accrual period

Each coupon payment per security will be equal to (i) $1,000 multiplied by the applicable variable coupon rate per annum divided by (ii) 4.

If the number of accrual days in a given accrual period is less than the number of elapsed days in that accrual period, the variable coupon rate for the related coupon payment date will be less than the full contingent rate, and if there are no accrual days in a given accrual period, the variable coupon rate for the related coupon payment date will be 0%.

Contingent rate:	14.20% per annum
Accrual day:	An elapsed day on which the accrual condition is satisfied
Accrual condition:	The accrual condition will be satisfied on an elapsed day if, and only if, the closing value of each underlying is greater than or equal to its accrual barrier value on that elapsed day.
Final underlying value:	For each underlying, its closing value on the final valuation date
Worst performing underlying:	On any date, the underlying with the lowest underlying return as of that date
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal

Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000	$11.00	$989.00
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $912.50 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the following hyperlinks:

Product Supplement No. EA-02-07 dated June 15, 2018       Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

PS-2

Citigroup Global Markets Holdings Inc.

KEY TERMS (CONTINUED)
Coupon payment dates:	The fifth business day after each accrual period end date, except that the coupon payment date following the final accrual period end date will be the maturity date.
Accrual period:	Each period from but excluding an accrual period end date to and including the next accrual period end date (or, in the case of the first accrual period, the period from but excluding the pricing date to and including the first accrual period end date).
Accrual period end dates:	The 25th day of each February, May, August and November, commencing in May 2019
Elapsed day:	A day, as determined by the calculation agent, on which the closing value of each underlying is published and on which the underlying shares of each underlying are capable of being continuously traded on their primary exchange during the one-half hour before the close of trading on that exchange.
Automatic early redemption:	If, on any potential autocall date, the closing value of the worst performing underlying on that potential autocall date is greater than or equal to its initial underlying value, each security you then hold will be automatically called on that potential autocall date for redemption on the immediately following coupon payment date for an amount in cash equal to $1,000 plus the related coupon payment. The automatic early redemption feature may significantly limit your potential return on the securities. If the worst performing underlying performs in a way that would otherwise be favorable, the securities are likely to be automatically called for redemption prior to maturity, cutting short your opportunity to receive coupon payments. The securities may be automatically called for redemption as early as the first potential autocall date specified below.
Potential autocall dates:	The 25th day of each February, May, August and November, commencing in May 2019. Each potential autocall date is subject to postponement as if it were a valuation date, as described in the accompanying product supplement. If any potential autocall date is postponed so that it would fall later than the third business day immediately preceding the coupon payment date scheduled to immediately follow such potential autocall date, such coupon payment date will be postponed to the third business day immediately following such potential autocall date as postponed.
Underlying return:	For each underlying on any date, (i) its closing value on that date minus its initial underlying value, divided by (ii) its initial underlying value
CUSIP / ISIN:	17324XED8 / US17324XED84

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlyings will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to the underlyings. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of an underlying on any date is the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of (i) Gerdau S.A. are American Depositary Shares (“ADSs”) representing preferred shares of Gerdau S.A. and (ii) Banco Bradesco S.A. are ADSs representing preferred shares of Banco Bradesco S.A. Please see the accompanying product supplement for more information.

ADSs. References in the accompanying product supplement to ADSs representing ordinary shares shall be deemed to include ADSs representing preferred shares, and references in the accompanying product supplement to ordinary shares of a company shall be deemed to include preferred shares of a company.

PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

Variable Coupon Payments

The following table presents examples of hypothetical variable coupon payments based on the number of accrual days in a particular accrual period. For illustrative purposes only, the table assumes an accrual period that contains 60 elapsed days. Your actual coupon payments for any coupon payment date will depend on the actual number of elapsed days during the relevant accrual period and the actual closing values of the underlyings on each elapsed day. The applicable variable coupon rate for each coupon payment date will be determined on a per annum basis but will apply only to that coupon payment date.

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Variable Coupon Rate (per Annum)**	Hypothetical Variable Coupon Payment per Security***
0	0.00%	$0.00
1	0.24%	$0.59
10	2.37%	$5.92
15	3.55%	$8.88
20	4.73%	$11.83
25	5.92%	$14.79
30	7.10%	$17.75
35	8.28%	$20.71
40	9.47%	$23.67
45	10.65%	$26.63
50	11.83%	$29.58
55	13.02%	$32.54
60	14.20%	$35.50

_______________________________

* An accrual day is an elapsed day on which the accrual condition is satisfied (i.e., on which the closing value of each underlying is greater than or equal to its accrual barrier value)

** The hypothetical variable coupon rate per annum is equal to (i) the contingent rate of 14.20% per annum multiplied by (ii) (a) the hypothetical number of accrual days in the related accrual period divided by (b) 60

*** The hypothetical variable coupon payment per security is equal to (i) $1,000 multiplied by the hypothetical variable coupon rate per annum divided by (ii) 4

PS-4

Citigroup Global Markets Holdings Inc.

Payment at Maturity

The diagram below illustrates your payment at maturity for a range of hypothetical underlying returns of the worst performing underlying on the final valuation date (excluding the final coupon payment, if any), assuming the securities are not automatically redeemed prior to maturity. The securities may be automatically called for redemption as early as the first potential autocall date.

Autocallable Range Accrual Securities Payment at Maturity Diagram

Your actual payment at maturity per security (if the securities are not earlier automatically redeemed), excluding the final coupon payment, if any, will depend on the actual initial underlying value, the actual final barrier value and the actual final underlying value of the worst performing underlying on the final valuation date.

PS-5

Citigroup Global Markets Holdings Inc.

The examples below are intended to illustrate how your payment at maturity (if the securities are not earlier automatically redeemed) will depend on whether the final underlying value of the worst performing underlying on the final valuation date is greater than or less than its final barrier value and, if less, how much less. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be. The securities may be automatically called for redemption prior to maturity as early as the first potential autocall date.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying values, final barrier values or equity ratios of the underlyings. For the actual initial underlying value, final barrier value and equity ratio of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value, final barrier value and equity ratio of each underlying, and not the hypothetical values indicated below.

Underlying	Hypothetical Initial Underlying Value	Hypothetical Final Barrier Value	Hypothetical Equity Ratio
Gerdau S.A.	$100	$50	10.0000
Banco Bradesco S.A.	$100	$50	10.0000

Example 1—Par Scenario A.

Underlying	Hypothetical Initial Underlying Value	Hypothetical Final Barrier Value	Hypothetical Final Underlying Value	Hypothetical Underlying Return
Gerdau S.A.	$100	$50	$150	50%
Banco Bradesco S.A.	$100	$50	$110	10%

In this example, Banco Bradesco S.A. is the worst performing underlying. Its hypothetical final underlying value is $110 (a 10% increase from its hypothetical initial underlying value), which is greater than its hypothetical final barrier value.

Payment at maturity per security = $1,000 (excluding the final coupon payment, if any)

Because the final underlying value of the worst performing underlying is greater than its final barrier value, you would be repaid the stated principal amount of your securities in this example. Even though each of the underlyings has appreciated from its initial underlying value in this example, you would not participate in the appreciation of any underlying.

Example 2—Par Scenario B.

Underlying	Hypothetical Initial Underlying Value	Hypothetical Final Barrier Value	Hypothetical Final Underlying Value	Hypothetical Underlying Return
Gerdau S.A.	$100	$50	$90	-10%
Banco Bradesco S.A.	$100	$50	$120	20%

In this example, Gerdau S.A. is the worst performing underlying. Its hypothetical final underlying value is $90 (a 10% decrease from its hypothetical initial underlying value), which is greater than its hypothetical final barrier value.

Payment at maturity per security = $1,000 (excluding the final coupon payment, if any)

Because the worst performing underlying did not depreciate from its hypothetical initial underlying value to its hypothetical final underlying value by more than 50% (that is, it did not depreciate below its hypothetical final barrier value), your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security (excluding the final coupon payment, if any).

PS-6

Citigroup Global Markets Holdings Inc.

Example 3—Downside Scenario A.

Underlying	Hypothetical Initial Underlying Value	Hypothetical Final Barrier Value	Hypothetical Final Underlying Value	Hypothetical Underlying Return
Gerdau S.A.	$100	$50	$115	15%
Banco Bradesco S.A.	$100	$50	$30	-70%

In this example, Banco Bradesco S.A. is the worst performing underlying. Its hypothetical final underlying value is $30 (an approximately 70% decrease from its hypothetical initial underlying value), which is less than its hypothetical final barrier value. Accordingly, at maturity, you would not be repaid the stated principal amount of your securities. Instead, you would receive for each security you then hold a fixed number of underlying shares of the worst performing underlying on the final valuation date equal to its equity ratio (or, at our option, the cash value thereof).

In this scenario, the value of a number of underlying shares of the worst performing underlying on the final valuation date equal to its equity ratio, based on its final underlying value, would be $300. Therefore, the value of the underlying shares of the worst performing underlying on the final valuation date (or, in our discretion, cash) you receive at maturity would be significantly less than the stated principal amount of your securities. You would incur a loss based on the performance of the worst performing underlying on the final valuation date.

If the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value, we will have the option to deliver to you on the maturity date either a number of underlying shares of the worst performing underlying on the final valuation date equal to its equity ratio or the cash value of those underlying shares based on their final underlying value. The value of those underlying shares on the maturity date may be different than their final underlying value.

Example 4—Downside Scenario B.

Underlying	Hypothetical Initial Underlying Value	Hypothetical Final Barrier Value	Hypothetical Final Underlying Value	Hypothetical Underlying Return
Gerdau S.A.	$100	$50	$0	-100%
Banco Bradesco S.A.	$100	$50	$90	-10%

In this example, Gerdau S.A. is the worst performing underlying. Its hypothetical final underlying value is $0 (a 100% decrease from its hypothetical initial underlying value), which is less than its hypothetical final barrier value. Accordingly, at maturity, you would not be repaid the stated principal amount of your securities. Instead, you would receive for each security you then hold a fixed number of underlying shares of the worst performing underlying on the final valuation date equal to its equity ratio (or, at our option, the cash value thereof). In this scenario, the underlying shares of the worst performing underlying on the final valuation date are worthless, and you would lose your entire investment in the securities at maturity.

.

PS-7

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each of the underlyings. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page IE-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity (if the securities are not automatically redeemed prior to maturity) will depend on the performance of the worst performing underlying on the final valuation date. If the securities are not automatically redeemed prior to maturity, you may receive significantly less than the stated principal amount of the securities at maturity, but in no circumstance will you receive more than the stated principal amount of the securities (excluding the final coupon payment, if any). If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares of the worst performing underlying on the final valuation date (or, in our sole discretion, cash based on its final underlying value) worth significantly less than the stated principal amount, and possibly nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

We may elect, in our sole discretion, to pay you cash at maturity in lieu of delivering any underlying shares. If we elect to pay you cash at maturity in lieu of delivering any underlying shares, the amount of that cash may be less than the market value of the underlying shares on the maturity date because the market value will likely fluctuate between the final valuation date and the maturity date. Conversely, if we do not exercise our cash election right and instead deliver underlying shares to you on the maturity date, the market value of such underlying shares may be less than the cash amount you would have received if we had exercised our cash election right. We will have no obligation to take your interests into account when deciding whether to exercise our cash election right.

▪	The initial underlying values, which have been set on the strike date, may be higher than the closing values of the underlyings on the pricing date. If the closing values of the underlyings on the pricing date are less than the initial underlying values that were set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial underlying values set on the pricing date.

▪	The securities offer a variable coupon rate, and you may not receive any coupon payment on one or more, or any, coupon payment dates. Any variable coupon payment you receive will be paid at a per annum rate equal to the contingent rate only if the accrual condition is satisfied on each elapsed day during the relevant accrual period. The accrual condition will be satisfied on any elapsed day only if the closing value of each underlying on that elapsed day is greater than or equal to its accrual barrier value. If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be paid at a rate that is less, and possibly significantly less, than the contingent rate. If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be made on the related coupon payment date. Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full contingent rate. Thus, the securities are not a suitable investment for investors who require regular fixed income payments.

▪	The higher potential yield offered by the securities is associated with greater risk than conventional debt securities. The securities offer coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities (guaranteed by Citigroup Inc.). These risks include the risk that the variable coupon payments you receive, if any, will result in a yield on the securities that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity that are guaranteed by Citigroup Inc., and the risk that you will incur a significant loss on the securities at maturity. The volatility of and correlation between the underlyings are important factors affecting this risk. Greater expected volatility and/or lower expected correlation as of the strike date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the strike date that you will receive low or no coupon payments on the securities and that you would incur a significant loss on the securities at maturity.

▪	The securities are subject to risks associated with each of the underlyings and may be negatively affected by adverse movements in any one of them, regardless of the performance of the other. The amount of any variable coupon payments you receive will depend on the performance of each of the underlyings. If the closing value of any one of the underlyings is less than its accrual barrier value, the accrual condition will not be satisfied, and no interest will accrue on the securities, even if the closing value of the other underlying is significantly greater than its accrual barrier value. Accordingly, you will be subject to risks associated with each of the underlyings, and your return on the securities will depend significantly on the relationship between such risks over the term of the securities. If any one performs sufficiently poorly, you may receive low or no variable coupon payments for an extended period of time, or even throughout the entire term of the securities, even if the other performs favorably. Furthermore, if the final underlying value of one underlying is less than its final barrier value, you will incur a significant loss at maturity, even if the final underlying value of the other underlying is greater than its final barrier value.

PS-8

Citigroup Global Markets Holdings Inc.

▪	The variable coupon payments and the payment at maturity depend on multiple variables, and you are therefore exposed to greater risks of receiving no variable coupon payments, and to a greater risk of loss at maturity, than if the securities were linked to just one variable. The risk that you will receive no variable coupon payment on one or more coupon payment dates, and the risk that you will incur a significant loss at maturity, is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one variable. With multiple variables, it is more likely that the securities will accrue low or no interest during an accrual period, or that you will not be repaid the stated principal amount of your securities at maturity, than if payments on the securities were contingent on only one variable.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. It is impossible to predict what the relationship between the underlyings will be over the term of the securities. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	You may not be adequately compensated for assuming the downside risk of the worst performing underlying. The potential variable coupon payments on the securities are the compensation you receive for assuming the downside risk of the worst performing underlying, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is variable and you may not receive a coupon payment at the full contingent rate, or at all, on one or more, or any, of the coupon payment dates. Second, the coupon payments are the compensation you receive not only for the downside risk of the worst performing underlying, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the variable coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the worst performing underlying on the final valuation date.

▪	The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive variable coupon payments. On any potential autocall date, the securities will be automatically called for redemption if the closing value of the worst performing underlying on that potential autocall date is greater than or equal to its initial underlying value. As a result, if the worst performing underlying performs in a way that would otherwise be favorable, the securities are likely to be automatically redeemed, cutting short your opportunity to receive coupon payments. If the securities are automatically redeemed prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities offer downside exposure to the worst performing underlying, but no upside exposure to any underlying. You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the variable coupon payments you receive, if any, and may be significantly less than the return on any underlying over the term of the securities. In addition, as an investor in the securities, you will not receive any dividends or other distributions or have any other rights with respect to any of the underlyings.

▪	Your payment at maturity depends on the closing value of the worst performing underlying on a single day. Because your payment at maturity (assuming the securities are not automatically redeemed prior to maturity) depends on the closing value of the worst performing underlying solely on the final valuation date, you are subject to the risk that the closing value of the worst performing underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the worst performing underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing values of the worst performing underlying, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with

PS-9

Citigroup Global Markets Holdings Inc.

the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of the closing values of the underlyings, the correlation between the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities is not a recommendation of any underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

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Citigroup Global Markets Holdings Inc.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risks Relating to the Securities—Risks Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Even if an underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by an underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of that underlying on the date of declaration of the dividend. Any dividend will reduce that closing value of the underlying by the amount of the dividend per share. If an underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of an underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares of an underlying would not.

▪	The securities may become linked to an underlying other than an original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original underlying. For example, if an underlying enters into a merger agreement that provides for holders of its underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of that underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares of an underlying are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	The securities are subject to currency exchange rate risk. There are significant risks related to an investment linked to ADSs that are quoted and traded in U.S. dollars and represent an equity security issued by a foreign company that is traded in a foreign currency. Such ADSs will trade differently from the equity security they represent as a result of fluctuations in the currency exchange rate between the U.S. dollar and the relevant foreign currency. In recent years, the rate of exchange between the U.S. dollar and some other currencies have been highly volatile and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the securities. Changes in the exchange rates between the U.S. dollar and the foreign currency in which the equity securities of the underlyings trade may affect the price of the ADSs to which the securities are linked, which may consequently affect the value of the securities.

▪	There are important differences between the rights of holders of ADSs and the rights of holders of the equity securities represented by the ADSs. Because the securities are linked to the performance of ADSs representing equity securities of foreign companies (the “underlying equities”), you should be aware that the securities are linked to the price of the ADSs and not the underlying equities and important differences exist between the rights of holders of ADSs and the underlying equities. Each ADS is a security evidenced by American Depositary Shares that represents a share of the applicable underlying equity. The ADSs are issued under a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, the applicable underlying and holders of the ADSs, which may be different from the rights of holders of the underlying equities. For example, the applicable underlying may make distributions in respect of its underlying equity that are not passed on to the holders of its ADSs. Any such

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Citigroup Global Markets Holdings Inc.

differences between the rights of holders of the ADSs and holders of the underlying equities may be significant and may materially and adversely affect the value of the securities.

▪	If the underlying shares of an underlying are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪	You will have no rights with respect to an underlying unless and until you receive underlying shares of that underlying at maturity. If any change to the underlying shares of an underlying is proposed, such as an amendment to an underlying’s organizational documents, you will not have the right to vote on such change, but you will be subject to such change in the event you receive its underlying shares at maturity. Any such change may adversely affect the market value of the underlying shares of that underlying.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations”, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss recognized by U.S. investors, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

We will not be required to pay any additional amounts with respect to amounts withheld.

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Citigroup Global Markets Holdings Inc.

Information About Gerdau S.A.

Gerdau S.A. is a Brazilian company involved in the production and commercialization of steel products through its mills located in Argentina, Brazil, Canada, Chile, Colombia, the United States, India, Mexico, Peru, the Dominican Republic, Uruguay and Venezuela. American Depositary Shares representing preferred shares of Gerdau S.A. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Gerdau S.A. pursuant to the Exchange Act can be located by reference to the SEC file number 001-14878 through the SEC’s website at http://www.sec.gov. In addition, information regarding Gerdau S.A. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. American Depositary Shares representing preferred shares of Gerdau S.A. trade on the New York Stock Exchange under the ticker symbol “GGB.”

We have derived all information regarding Gerdau S.A. from publicly available information and have not independently verified any information regarding Gerdau S.A.. This pricing supplement relates only to the securities and not to Gerdau S.A. We make no representation as to the performance of Gerdau S.A. over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Gerdau S.A. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of Gerdau S.A. on February 22, 2019 was $4.05.

The graph below shows the closing value of Gerdau S.A. for each day such value was available from January 2, 2008 to February 22, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical closing values of Gerdau S.A. as an indication of future performance.

Gerdau S.A. — Historical Closing Values January 2, 2008 to February 22, 2019

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Citigroup Global Markets Holdings Inc.

Information About Banco Bradesco S.A.

Banco Bradesco S.A. is a Brazilian multiple service bank offering a wide range of banking and financial products and services in Brazil and abroad. American Depositary Shares representing preferred shares of Banco Bradesco S.A. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Banco Bradesco S.A. pursuant to the Exchange Act can be located by reference to the SEC file number 001-15250 through the SEC’s website at http://www.sec.gov. In addition, information regarding Banco Bradesco S.A. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. American Depositary Shares representing preferred shares of Banco Bradesco S.A. trade on the New York Stock Exchange under the ticker symbol “BBD.”

We have derived all information regarding Banco Bradesco S.A. from publicly available information and have not independently verified any information regarding Banco Bradesco S.A.. This pricing supplement relates only to the securities and not to Banco Bradesco S.A. We make no representation as to the performance of Banco Bradesco S.A. over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Banco Bradesco S.A. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of Banco Bradesco S.A. on February 22, 2019 was $11.87.

The graph below shows the closing value of Banco Bradesco S.A. for each day such value was available from January 2, 2008 to February 22, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical closing values of Banco Bradesco S.A. as an indication of future performance.

Banco Bradesco S.A. — Historical Closing Values January 2, 2008 to February 22, 2019

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying product supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public, and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding the securities as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a person subject to the alternative minimum tax;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax adviser regarding the particular U.S. federal tax consequences of the ownership and disposition of the underlying shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax. You should consult your tax adviser concerning the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities. Unless otherwise stated, the following discussion is based on the treatment of the securities as prepaid forward contracts with associated coupon payments.

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Citigroup Global Markets Holdings Inc.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Legislation enacted in 2017 modified the rules regarding the timing of income to be recognized by accrual method taxpayers. Under this legislation, if you are an accrual method taxpayer, notwithstanding the discussion below, you may be required to include income on a security no later than when the relevant item is taken into account as revenue in an applicable financial statement. You should consult your tax adviser concerning the application of these rules in your particular situation.

Coupon Payments

Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Retirement of the Securities

Upon a sale, exchange, or retirement (including early redemption) of a security for cash, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid at redemption or retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Your tax basis in the securities should generally equal the amount you paid to acquire them. This gain or loss should be long-term capital gain or loss if you have held the securities for more than one year at the time of the sale, exchange, redemption or retirement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange, redemption or retirement of the securities, could result in adverse tax consequences to you because the deductibility of capital losses is subject to limitations.

If you receive underlying shares (and cash in lieu of any fractional shares) at maturity, you should not recognize gain or loss with respect to the underlying shares received.  Instead, you should have an aggregate tax basis in the underlying shares received (including any fractional shares deemed received) equal to your basis in the securities.  With respect to any cash received in lieu of a fractional share, you should recognize capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

Your holding period for any underlying shares received should start on the day after receipt.

Possible Taxable Event

As provided in the accompanying prospectus, our obligations under the securities may be assumed by Citigroup Inc. We intend that Citigroup Inc. will assume our obligations under the securities pursuant to this provision only in circumstances in which we expect to treat such an assumption as not giving rise to a “significant modification” of the securities and have been advised by our counsel that such treatment is reasonable under the circumstances and the law in effect at the time of such assumption. However, in light of the lack of clear authority regarding the treatment of such an assumption, there may be uncertainty regarding the correctness of this treatment. As a result, it is possible that the IRS may treat an assumption of the securities as a significant modification.

In addition, a designation of successor shares could also result in a significant modification of the affected securities.

In either case, a significant modification of the securities would generally result in the securities being treated as terminated and reissued for U.S. federal income tax purposes. As a result, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities, and your holding period for your securities could be affected. Moreover, depending on the facts at the time of the significant modification, the reissued securities could be characterized for U.S. federal income tax purposes as debt instruments or in some other manner, which could have a significant and potentially adverse effect on the timing and character of income you recognize with respect to the securities after the significant modification.

You should consult your tax adviser regarding the consequences of a significant modification of the securities. Except where stated otherwise, the discussion herein assumes that there has not been a significant modification of the securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities. It is possible, for example, that the securities could be

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Citigroup Global Markets Holdings Inc.

treated as debt instruments issued by us. Under this treatment, the securities would generally be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of your tax accounting method, (i) in each year that you held the securities you would generally be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, and (ii) any gain on the sale, exchange, redemption or retirement of the securities would be treated as ordinary income. You could also be subject to special reporting requirements if any loss on the securities exceeded certain thresholds. Even if the securities are treated for U.S. federal income tax purposes as prepaid forward contracts rather than debt instruments, the IRS could treat the timing and character of income with respect to coupon payments in a manner different from that described above.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

General

Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to you, generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty or are exempt from withholding because income on the securities is effectively connected with the conduct of a U.S. trade or business (as discussed below under “—Effectively Connected Income”). You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

Moreover, as discussed above under “Tax Consequences to U.S. Holders – Possible Alternative Tax Treatments of an Investment in the securities,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Possible Withholding Under Section 871(m) of the Code

Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”), as defined under the applicable Treasury regulations, or indices that include Underlying Securities. Section 871(m) generally applies to “specified equity-linked instruments” (“Specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations and discussed further below. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“Qualified Indices”) as well as securities that track such indices (“Qualified Index Securities”).

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Citigroup Global Markets Holdings Inc.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”), as defined under the applicable Treasury regulations, or indices that include Underlying Securities. Section 871(m) generally applies to “specified equity-linked instruments” (“Specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more Underlying Securities. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be Specified ELIs subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Possible Taxable Event

As discussed above under “Tax Consequences to U.S. Holders—Possible Taxable Event,” under certain circumstances, including an assumption of the securities by Citigroup Inc., the securities could be subject to a significant modification and therefore deemed to be terminated and reissued for U.S. federal income tax purposes. In that event, depending on the facts and the time of the deemed reissuance, the reissued securities might not be treated as prepaid forward contracts with associated coupon payments for U.S. federal income tax purposes, but might instead be treated as debt instruments or in some other manner. As a result, you might be subject to withholding tax in respect of the reissued securities in a manner other than that described above. You should consult your tax adviser regarding the consequences of a significant modification of the securities.

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you will not be subject to the withholding tax on coupon payments described above under “Tax Consequences to Non-U.S. Holders—General” if you provide IRS Form W-8ECI (or appropriate successor form) to the applicable withholding agent. However, you generally will be subject to regular U.S. federal income tax with respect to income on the securities in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. If you are a Non-U.S. Holder to which this paragraph may apply, you should consult your tax adviser regarding other U.S. tax consequences of the ownership and disposition of the securities, including, if you are a corporation, the possible imposition of a 30% (or lower treaty rate) branch profits tax.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

Amounts paid on the securities and the payment of proceeds of a sale, exchange or other disposition of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation applies to certain financial instruments that are treated as paying U.S.-source interest, dividends or dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If required under FATCA, withholding applies to payments of FDAP income. While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as paying U.S.-source interest or dividends, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. Because the tax treatment of the securities is unclear, the proper application of FATCA to the securities is uncertain, but you should assume that withholding agents will treat coupon payments, and potentially other payments, with respect to the securities as subject to FATCA. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts

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withheld. If you are a Non-U.S. Holder, or a U.S. Holder holding securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $11.00 for each security sold in this offering. From this underwriting fee, CGMI will pay selected dealers a fixed selling concession of $11.00 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

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Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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